Exhibit 10.44

MOLECULAR TEMPLATES, INC.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 22, 2016 (the “Effective Date”) by and between Molecular Templates, Inc., a Delaware corporation (the “Company”), and Jason Kim (“Executive”).

R E C I T A L S

WHEREAS, the Company employs Executive as its President and Chief Financial Officer and desires to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated February 1, 2010 (the “Prior Agreement”), and the parties now desire to amend and restate such agreement as set forth herein; and

WHEREAS, the Prior Agreement is hereby amended and restated in its entirety as set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.    Duties and Scope of Employment.

(a)    Positions and Duties. Executive serves as President and Chief Financial Officer of the Company. Executive reports directly to the Company’s Chief Executive Officer (the “CEO”). Executive will render such business and professional services in the performance of his duties as are customarily associated with Executive’s position within the Company and Executive agrees to perform such other duties and functions as shall from time to time be reasonably assigned or delegated to Executive by the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)    Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO.

2.    At-Will Employment. Subject to Sections 7, 8, 9 and 10 below, the Company agrees to employ Executive, and Executive agrees to serve the Company, on an “at-will” basis, which means that either the Company or Executive may terminate Executive’s employment with the Company at any time and for any or no reason.

3.    Compensation.

(a)    Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at a rate of $27,083.33 per month, as modified from time to time at the discretion of the Board or a duly constituted committee of the Board (the “Base Salary”). The Base Salary will be effective January 1, 2016. The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b)    Annual Bonus. Executive may be eligible for consideration for an annual bonus with a target range of up to 35% of the Base Salary, to be awarded at the discretion of the Board (or the Compensation Committee of the Board), with metrics set by the CEO (the “Annual Bonus”). The Annual Bonus is payable only if Executive is employed with the Company as of the date the Annual Bonus is paid by the Company; if the Executive’s employment terminates before the Annual Bonus is paid, the Executive will not receive a prorated bonus. For 2015, provided that Executive is employed with the Company as of the date the Annual Bonus is paid, Executive will be eligible to receive a guaranteed Annual Bonus in the amount of $150,000, payable upon execution of this Agreement. For 2016, provided that Executive is employed with the Company as of the date the Annual Bonus for 2016 is paid, Executive will be eligible to receive an Annual Bonus: (i) in the event a Change of Control occurs during 2016, of $162,500 or (ii) in the event a Change of Control does not occur during 2016, within a target range of up to 35% of the Base Salary, to be awarded at the discretion of the Board (or the Compensation Committee of the Board), which Annual Bonus for 2016 shall be paid on or about January 31, 2017.

4.    Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.    Vacation. Executive will be entitled to paid vacation of fifteen (15) days per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by Executive and the Company.

6.    Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.    Termination on Death or Disability.

(a)    Executive’s employment will terminate automatically upon Executive’s Death or, upon fourteen (14) days prior written notice from the Company, in the event of Disability.

(b)    For purposes of this Section 7, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation. Upon any termination for death or Disability, Executive shall be entitled to: (i) Executive’s unpaid Base Salary through the effective date of termination; (ii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; (iii) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other Company plans or policies, as then in effect.

8.    Involuntary Termination/or Cause; Resignation without Good Reason.

(a)    Effectiveness. Notwithstanding any other provision of this Agreement the Company may terminate Executive’s employment at any time for Cause, and Executive may at any time voluntarily resign without Good Reason. Termination for Cause shall be effective on the date the Company gives notice to Executive of such termination in accordance with this Agreement unless otherwise agreed by the parties. Resignation by Executive without Good Reason shall be effective on the date Executive gives notice to the Company of such resignation in accordance with this Agreement unless otherwise agreed by the parties.

(b)    Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause or Executive’s resignation from his employment without Good Reason, Executive shall be entitled to receive: (i) any unpaid Base Salary through the effective date of the termination; (ii) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; (iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other Company plans or policies, as then in effect.

9.    Involuntary Termination Without Cause; Resignation for Good Reason.

(a)    Effect of Termination. The Company shall be entitled to terminate Executive with or without Cause and Executive shall be entitled to resign with or without Good Reason, in each case at any time, subject to the following:

(i)    If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or if Executive resigns with Good Reason, then, subject to the limitations of Sections 9(b) and 25 below, Executive shall be entitled to receive: (A) his Base Salary through the date of termination; (B) continuing severance pay at a rate equal to one-hundred percent (100%) of his Base Salary, as then in effect (less applicable withholding), for a period of nine (9) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; (C) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; (D) the right to continue health care benefits under

COBRA, at Executive’s sole cost, to the extent required and available by law; and (E) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(b)    Conditions Precedent. Any severance payments and/or benefits contemplated by Section 9(a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the EPIA; (ii) delivering prior to or contemporaneously with any such severance payments, and not revoking, a separation agreement including a general release of claims relating to Executive’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and affirmation of obligations hereunder and under the EPIA in a form acceptable to the Company or its successor; and (iii) in the event of a resignation for Good Reason, providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable opportunity for the Company to cure the conditions giving rise to such Good Reason, which shall not be less than thirty (30) days following the date of notice from Executive. If the Company cures the conditions giving rise to such Good Reason within thirty (30) days of the date of such notice, Executive will not be entitled to severance payments and/or benefits contemplated by Section 9(a) above if Executive thereafter resigns from the Company based on such grounds. Unless otherwise required by law, no severance payments and/or benefits under Section 9(a) will be paid and/or provided until after the expiration of any relevant revocation period. Notwithstanding the foregoing, this Section 9(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 6 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

10.    Definitions.

(a)    Cause. For purposes of this Agreement, “Cause” shall mean (i) the Executive’s continued failure to substantially perform the duties and obligations under this Agreement (for reasons other than death or Disability); (ii) the commission by Employee of (x) an act of dishonesty or act constituting common law fraud, embezzlement or a felony, or (y) any violation of federal or state law, tortious act, unlawful act or malfeasance which causes or reasonably could cause material harm to the Company’s standing, condition or reputation; (iii) the Executive’ s violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; or (iv) the Executive’s material breach of the terms of this Agreement or the EPIA.

(b)    Change of Control. For purposes of this Agreement, “Change of Control” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Company; (iii) the exclusive licensing of all or substantially all of the intellectual property of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such license is to a wholly-owned subsidiary of the Company, or (iv) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

(c)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent: (i) there is a material reduction of the level of Executive’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the management team generally), (ii) there is a material reduction in Executive’s overall responsibilities or authority, or scope of duties, it being understood that a reduction in Executive’s responsibilities or authority following a Change of Control shall not constitute Good Reason unless there also occurs a demotion in Executive’s title or position; or (iii) a material change in the geographic location at which Executive must perform his services; provided, that in no instance will the relocation of Executive to a facility or a location of fifty (50) miles or less from Executive’s then current office location be deemed material for purposes of this Agreement.

11.    Assignment. This Agreement will be binding upon and inure to the benefit of:

(a)    the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12.    Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the party to be notified at the address or facsimile number indicated for such party on the signature page to this Agreement, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer.

13.    Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14.    Confidentiality. During the Employment Term and thereafter, Executive agrees to use Executive’ s best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, including any documents incorporated by reference, the consideration for this Agreement (hereinafter collectively referred to as “Employment Information”). Executive agrees to take every reasonable precaution to prevent disclosure of any Employment Information to third parties, and agree that there will be no publicity, directly or indirectly, concerning any Employment Information.

15.    Company Matters.

(a)    Proprietary Information and Inventions. Executive agrees to be bound and abide by the terms of, the Employee Proprietary Information Agreement (“EPIA”), dated August 9, 2012, by and between Executive and the Company, a copy of which is attached hereto as Exhibit A, including the provisions governing the non-disclosure of confidential information and restrictive covenants contained therein.

(b)    Ventures. If, during his employment, Executive is engaged in or associated with planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or third party, to the extent provided in any agreement between the Company and the third party). Except as approved by the Board in writing, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

(c)    Resignation on Termination. On termination of his employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any affiliate, unless otherwise agreed in writing by the parties.

(d)    Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about his rights and obligations under this Agreement and the EPIA.

(e)    Indemnification of Executive. The Company shall indemnify and hold harmless Executive, to the fullest extent permitted by applicable law and by the Company’s Third Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as amended (together, the “Governing Documents”), against any losses, claims, damages, liabilities, and expenses (including attorney’s fees, judgments, fines, penalties and amounts paid in settlement) incurred by or imposed upon Executive arising out of Executive’s employment, including in connection with any action, suit or proceeding before any judicial, administrative or legislative body or agency to which Executive may be made a party or otherwise involved or with which Executive shall be so threatened. The right to indemnification granted by this Section 15(e) shall be in addition to any rights to which Executive may otherwise be entitled. The Company shall advance or pay the expenses incurred by Executive in defending or investigating a civil or criminal action, suit or proceeding to the fullest extent permitted by law and by the Governing Documents. Upon termination of Executive’s employment with the Company for any reason,

Executive will remain entitled to indemnification rights and benefits pursuant to applicable law and the Governing Documents solely to the extent such indemnification rights and benefits are available to then-current officers and directors of the Company.

(f)    Insurance. In the event the Company ceases to exist for any reason (including, without limitation, as a result of any merger, acquisition, consolidation, sale of substantially all of its assets, dissolution or liquidation), the Company shall use commercially reasonable efforts to obtain appropriate tail insurance policies related to its clinical trials and product liability insurance policies on behalf of Executive that provide continuing tail coverage in substantially the same manner as the applicable underlying policies in place immediately prior to the Company’s cessation of existence.

16.    Arbitration.

(a)    General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes (with the sole exception of those disputes that may arise from the EPIA, which shall be resolved in accordance with the dispute resolution procedures set forth therein) with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’ s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration rules set forth by the American Arbitration Association (“AAA”) for the resolution of employment disputes and pursuant to Texas law, which shall be held in Travis County, Texas. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include, to the extent permissible by law, any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)    Procedure. Any arbitration will be administered by AAA and a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules & Mediation Procedures (the “Rules”). The arbitration proceedings will allow for discovery according to the Rules. The arbitrator, and not any federal state or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement including, but not limited to, any claim that all or any part of this Agreement is void or voidable. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall issue a written decision including findings of fact and conclusions of law on the merits of its award. The arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. To the extent permitted by law, the

Company shall pay the administrative fees associated with the arbitration, except for the first $200.00 in administrative fees for any arbitration that is initiated by me, and each of us shall separately pay our counsel fees and expenses. The arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules.

(c)    Remedy. Arbitration shall be the sole, exclusive and final remedy for any dispute (with the sole exception of those disputes that may arise from the EPIA, which shall be resolved in accordance with the dispute resolution procedures set forth therein) between Executive and the Company. Accordingly, except as otherwise provided herein, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted.

(d)    Availability of Equitable Relief. Any party may also petition the court for injunctive or other equitable relief where either party alleges or claims a violation of this Agreement or the EPIA. In the event that either party seeks such relief, no bond shall be required and the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees. Any such relief will be filed in any state or federal court serving Travis County, Texas.

(e)    EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

17.    Integration. This Agreement, together with the EPIA, the Molecular Templates, Inc. 2016 Transaction Incentive Plan and related Transaction Incentive Plan Award Agreement by and between the Company and Executive, represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral, including the Prior Agreement. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

18.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

19.    Waiver. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

20.    Governing Law. This Agreement will be governed by the laws of the State of Texas, without regard for conflict of law provisions.

21.    Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from his legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

23.    Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

24.    Construction of Agreement. This Agreement has been negotiated by the respective parties, and the language shall not be construed for or against either party.

25.    Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, if (i) Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death), and (ii) the stock of the Company is publicly traded, then the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Executive’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b)    The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(c)    For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation l.409A-l(b)(9)(iii)(A)(l) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(l7) of the Code for the year in which Executive’s employment is terminated.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

“COMPANY”

Molecular Templates, Inc.

By:	/s/ Kevin M. Lalande
Name:	Kevin M. Lalande
Title:	Director, Comp Committee

Address:	401 Congress Ave, Suite 2950; Austin Texas 78701

Fax #:

“EXECUTIVE”

By:	/s/ Jason Kim

Address:
7908 Yaupon Dr.
Austin, TX 78759
Fax #:

MOLECULAR TEMPLATES, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

SIGNATURE PAGE

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

MOLECULAR TEMPLATES, INC.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTION ASSIGNMENT AGREEMENT

Employee Name:

In consideration of my employment by Molecular Templates, Inc., a Delaware corporation (the “Company”), I hereby agree to the restrictions and obligations placed by the Company on my use and development of certain information, technology, ideas, inventions and other materials, as set forth in this Employee Proprietary Information and Invention Assignment Agreement (the “Agreement”).

26.    Proprietary Information.

(a)    Definition. I understand that the term “Proprietary Information” in this Agreement means any and all information, ideas and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me before or after the execution of this Agreement, whether or not marked or identified as confidential or proprietary, pertaining in any manner to the business of or used by the Company and its affiliates, or pertaining in any manner to any person or entity to whom the Company owes a duty of confidentiality. Proprietary Information includes, but is not limited to, the following types of information and materials: (i) research, development, technical or engineering information, know-how, data processing or computer software, source code, programs, tools, data, designs, diagrams, drawings, schematics, sketches or other visual representations, plans, projects, manuals, documents, books, notebooks, papers, compilations of information, records, files, lists or other written record used in the Company’s (or any Company affiliate’s) business, photographs, results, specifications, trade secrets, inventions, discoveries, compositions, ideas, concepts, structures, improvements, products, prototypes, instruments, machinery, equipment, processes, formulas, algorithms, methods, techniques, works in process, systems, technologies, disclosures, applications and other materials; (ii) financial information and materials, including, without limitation, information and materials relating to costs, vendors, suppliers, licensors, profits, markets, sales, distributors, joint venture partners, customers, subscribers, members and bids, whether existing or potential; (iii) information related to the purchase or sale of securities (iv) business and marketing information and materials, including, without limitation, information and materials relating to future development and new product concepts; (v) personnel files and information about compensation, benefits and other terms of employment of the Company’s (or any Company affiliate’s) other employees and independent contractors; and (vi) any other information or materials relating to the past, present, planned or foreseeable business, products, developments, technology or activities of the Company or any Company affiliate. Proprietary Information may be stamped or otherwise marked “Confidential,” “Proprietary,” or with some similar designation. If any information or material is not so marked however and it meets the definition in the foregoing Section (2)(a) above, it is still Proprietary Information.

(b)    Exclusions. Proprietary Information does not include any information or materials that I can prove by written evidence (i) is or becomes publicly known through lawful means and without breach of this Agreement by me; (ii) was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information or materials without confidential or proprietary restrictions. However, to the extent the Company owes a duty of confidentiality to a third party with respect to such information, idea or material, such information, idea or material shall continue to be Proprietary Information until such time as the Company’s duty of confidentiality terminates or expires. Any information, idea or material will not be considered to be publicly known or in the public domain merely because it is embraced by more general information in my prior possession or the possession of others, or merely because it is expressed in public literature in general terms. If I am uncertain as to whether particular information or materials are Proprietary Information, I will request the Company’s written opinion as to their status.

(c)    Prior Knowledge. Except as disclosed on Schedule A to this Agreement, to my knowledge, I have no information or materials pertaining in any manner to the business of or used by the Company and its affiliates, other than information I have learned from the Company in the course of being hired and employed.

27.    Restrictions on Proprietary Information.

(a)    Restrictions on Use and Disclosure. I agree that, during my employment and at all times thereafter, I will hold the Proprietary Information in strict confidence and I will not use, reproduce, disclose or deliver, directly or indirectly, any Proprietary Information except to the extent necessary to perform my duties as an employee of the Company or as permitted by a duly authorized representative of the Company. I will use my best efforts to prevent the unauthorized use, reproduction, disclosure or delivery of Proprietary Information by others.

(b)    Location. I agree to maintain at my work station and/or any other place under my control only such Proprietary Information as I have a current “need to know.” I agree to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists. I agree not to remove Proprietary Information from the Company’s premises except as required in the course of my employment with the Company.

(c)    Third Party Information. I recognize that the Company has received and will receive Proprietary Information from third parties to whom or which the Company owes a duty of confidentiality. In addition to the restrictions set forth in this Section 2, I will not use, reproduce, disclose or deliver such Proprietary Information except as permitted by the Company’s agreement with such third party.

(d)    Interference with Business. I acknowledge that, because of my responsibilities at the Company, I will help to develop, and will be exposed to, the Company’s business strategies, information on customers and clients, and other valuable Proprietary Information and trade secrets, and that use or disclosure of such Proprietary Information and trade secrets in breach of this Agreement would be extremely difficult to detect or prove. I also acknowledge that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets. Therefore, I agree as follows:

(i)    I shall not, during my employment or for a period of one year following termination of my employment with the Company for any reason, directly or indirectly solicit, induce, recruit, or encourage any officer, director, employee, independent contractor or consultant of the Company who was employed by or affiliated with the Company at the time of my termination to leave the Company or terminate his or her employment or relationship with the Company.

(ii)    I shall not, following the termination of my employment with the Company for any reason, use the Company’s Proprietary Information or trade secrets or any other means that would amount to unfair competition to solicit any of the Company’s customers, clients, vendors, business partners, or suppliers, or otherwise interfere with any business relationship or contract between the Company and any of its customers, clients, vendors, business partners, or suppliers.

(iii)    I shall not, for a period of one year following the termination of my employment, solicit any actual or prospective customer or client of the Company for the purpose of selling products or services competitive with the Company’s that I had notice of or worked with during my employment with the Company and that I received trade secret or Proprietary Information about during my employment.

I understand and agree that nothing in this Section 2 limits or modifies in any way my duties under any other Section of this Agreement or any applicable law regarding the Company’s Proprietary Information.

28.    Privacy; Protection of Personal Information.

(a)    Privacy. I acknowledge that the Company may access all information and materials generated, received or maintained by or for me on the premises or equipment of the Company (including, without limitation, computer systems and electronic or voice mail systems), and I hereby waive any privacy rights I may have with respect to such information and materials.

(b)    Protection of Personal Information. During my employment with the Company and thereafter, I shall hold Personal Information in the strictest confidence and shall not disclose or use Personal Information about other individuals, except in connection with my work for the Company, or unless expressly authorized in writing by an authorized representative of the Company. I understand that there are laws in the United States and other countries that protect Personal Information, and that I must not use Personal Information about other individuals other than for the purposes for which it was originally used or make any disclosures of other individuals’ Personal Information to any third party or from one country to another without prior approval of an authorized representative of the Company. I understand that nothing in this Agreement prevents me from discussing my wages or other terms and conditions of my employment with coworkers or others, unless such discussion would be for the purpose of engaging in unfair competition or other unlawful conduct.

(c)    Definition of Personal Information. “Personal Information” means personally identifiable information about employees, independent contractors or third party individuals, including names, addresses, telephone or facsimile numbers, Social Security Numbers, background information, credit card or banking information, health information, or other information entrusted to the Company.

29.    Inventions.

(a)    Definitions.

(i)    I understand that the term “Inventions” in this Agreement means any and all ideas, concepts, inventions, discoveries, developments, modifications, improvements, know-how, trade secrets, data, designs, diagrams, plans, specifications, methods, processes, techniques, formulas, algorithms, tools, works of authorship, derivative works, software, content, textual or artistic works, mask works, video, graphics, sound recordings, structures, products, prototypes, systems, applications, creations and technologies in any stage of development, whether or not patentable or reduced to practice and whether or not copyrightable, that relate in any manner to the business of the Company or its affiliates, or the actual or demonstrably anticipated research or development of the Company or its affiliates.

(ii)    I understand that the term “Intellectual Property Rights” in this Agreement means any and all (A) patents, utility models, industrial rights and similar intellectual property rights registered or applied for in the United States and all other countries throughout the world (including all reissues, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof); (B) rights in trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other countries throughout the world, including all registrations and applications for registration of the foregoing and all goodwill related thereto; (C) copyrights (whether or not registered) and rights in works of authorship, databases and mask works, and registrations and applications for registration thereof in the United States and all other countries throughout the world, including all renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (D) rights in trade secrets and other confidential information and know-how in the United States and all other countries throughout the world; (E) other intellectual property or proprietary rights in the United States and all other countries throughout the world, including all neighboring rights and sui generis rights; (F) rights to apply for, file, register establish, maintain, extend or renew any of the foregoing; (G) rights to enforce and protect any of the foregoing, including the right to bring legal actions for past, present and future infringement, misappropriation or other violations of any of the foregoing; and (H) rights to transfer and grant licenses and other rights with respect to any of the foregoing, in the Company’s sole discretion and without a duty of accounting.

(b)    Assignment. I hereby assign, and agree to assign automatically upon creation, to the Company, without additional compensation, my entire right, title and interest (including, without limitation, all Intellectual Property Rights) in and to (a) all Inventions that are made, conceived, discovered or developed by me (either alone or jointly with others), or result from or are suggested by any work performed by me (either alone or jointly with others) for or on behalf of the Company or its affiliates, (i) during the period of my employment with the Company, whether before or after the execution of this Agreement and whether or not made, conceived, discovered or developed during regular business hours or (ii) during or after the period of my employment with the Company, whether before or after the execution of this Agreement, if based on or using Proprietary Information or otherwise in connection with my activities as an employee of the Company (collectively, the “Company Inventions”), and (b) all benefits, privileges, causes of action and remedies relating to the Company Inventions, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Invention; and to settle and retain proceeds from any such actions), free and clear of all liens and encumbrances. I agree that all such Company Inventions are the sole property of the Company or any other entity designated by it, and all Intellectual Property Rights shall vest in and inure to the benefit of the Company or such other entity. I agree and acknowledge that all copyrightable Company Inventions shall be considered works made for hire prepared within the scope of my employment.

(c)    License. If, under applicable law notwithstanding the foregoing, I retain any right, title or interest (including any Intellectual Property Right) with respect to any Company Invention, I hereby grant and agree to grant to the Company, without any limitations or additional remuneration, a worldwide, exclusive, royalty-free, irrevocable, perpetual, transferable and sublicenseable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Company Invention and I agree not to make any claim against the Company or its affiliates, suppliers or customers with respect to such Company Invention.

(d)    Records; Disclosure. I agree to keep and maintain adequate and current written records regarding all Inventions made, conceived, discovered or developed by me (either alone or jointly with others) during my period of employment or after the termination of my employment if based on or using Proprietary Information or otherwise in connection with my activities as an employee of the Company. I agree to make available such records and disclose promptly and fully in writing to the Company all such Inventions, regardless of whether I believe the Invention is a Company Invention subject to this Agreement, and the Company will examine such disclosure in confidence to make such determination. Any such records related to Company Inventions shall be the sole property of the Company.

(e)    Assistance and Cooperation. I agree to cooperate with and assist the Company, and perform, during and after my employment, all acts deemed necessary or desirable by the Company, to apply for, obtain, establish, perfect, maintain, evidence, enforce or otherwise protect any of the full benefits, enjoyment, right, title and interest throughout the world in the Company Inventions. Such acts may include, but are not limited to, execution of assignments of title and other documents and assistance or cooperation in legal proceedings. Should the Company be unable to secure my signature on any such document, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized representatives as my agent and attorney-in-fact, with full power of substitution and delegation, to undertake such acts in my name as if executed and delivered by me (which appointment is coupled with an interest), and I waive and quitclaim to the Company any and all claims of any nature whatsoever that I may have or may later have for infringement of any Intellectual Property Rights in or to the Company Inventions.

(f)    Moral Rights. To the extent allowed by applicable law, the assignment of the Company Inventions includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby waive and agree not to institute, support, maintain or permit any action or proceeding on the basis of, or otherwise assert, such Moral Rights. I hereby authorize the Company to publish the Company Inventions in the Company’s sole discretion with or without attributing any of the foregoing to me or identifying me in connection therewith and regardless of the effect on such Company Inventions or my relationship thereto. I agree to ratify and consent to any action that may be taken or authorized by the Company with respect to such Company Inventions, and I will confirm any such ratifications and consents from time to time as requested by the Company.

(g)    Excluded Inventions. I agree to identify in Schedule A all Inventions, if any, that I wish to exclude from the scope of this Agreement, including all Inventions made, conceived, discovered or developed (either alone or jointly with others) prior to my employment by the Company (collectively, “Excluded Inventions”). I represent and warrant that such list is complete and accurate, and I understand that by not listing an Invention I am acknowledging that such Invention was not made, conceived, discovered or developed prior to my employment by the Company. I agree to notify the Board in writing before I make any disclosure to, or perform any work on behalf of, the Company that appears to conflict with proprietary rights I claim in any Invention listed on Schedule A. If I fail to give such notice, I agree that I will make no claim against the Company with respect to any such Invention.

(h)    Employee Inventions and Third Party Inventions. I shall not, without prior written approval by the Company, make any disclosure to the Company of or incorporate into Company property or Company Inventions any Invention owned by me or in which I have an interest (an “Employee Invention”) or owned by a third party (a “Third Party Invention”). If, in the course of my employment with the Company, I make any disclosure to the Company of or incorporate into Company property or Company Inventions an Employee Invention, with or without Company approval, I hereby grant and agree to grant to the Company a worldwide, nonexclusive, royalty-free, irrevocable, perpetual, transferable and sublicenseable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Employee Invention and I agree not to make any claim against the Company or its affiliates, suppliers or customers with respect to any such Employee Invention.

(i)    Representations; Warranties and Covenants. I represent, warrant and covenant that: (i) I have the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; (ii) any Company Inventions that are copyrightable works are my original works of authorship; and (iii) neither the Company Inventions nor any element thereof are subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments.

(j)    Adequate Consideration. I acknowledge that the Company Inventions and the associated Intellectual Property Rights may have substantial economic value, that any and all proceeds resulting from use and exploitation thereof shall belong solely to the Company, and that the salary and other compensation I receive from the Company for my employment with the Company includes fair and adequate consideration for all assignments, licenses and waivers hereunder.

30.    Prohibition on Disclosure or Use of Third Party Confidential Information. I will not disclose to the Company or induce the Company to use any confidential, proprietary or trade secret information or materials belonging to others (including without limitation any former employers) at any time, nor will I use any such information or materials in the course of my employment with the Company. Additionally, I will not bring any confidential, proprietary or trade secret information or material belonging to others onto the Company’s premises. I acknowledge that no officer or other employee or representative of the Company has requested or instructed me to disclose or use any such information or materials, and I will immediately inform my supervisor in the event I believe that my work at the Company would make it difficult for me not to disclose to the Company any such information or materials.

31.    No Conflicts; Former Agreements. I represent and warrant that I have no other agreements or relationships with or commitments to any other person or entity that conflict with my obligations to the Company as an employee of the Company or under this Agreement, and that my employment and my performance of the terms of this Agreement will not require me to violate any obligation to or confidence with another. I agree I will not enter into any oral or written agreement in conflict with this Agreement. Except as disclosed on Schedule A to this Agreement, I represent and warrant that I have not entered into any other agreements or relationships with or commitments to any other person or entity regarding proprietary information or Inventions.

32.    Third Party and Government Contracts. I understand that the Company has or may enter into contracts with other persons or entities, including the United States government or its agents, under which certain Intellectual Property Rights will be required to be protected, assigned, licensed, or otherwise transferred. I hereby agree to be bound by all such agreements, and to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such contracts.

33.    Duty of Loyalty. I understand that my employment with the Company requires my full attention and effort. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, including but not limited to employment or business activity which is competitive with, or would otherwise conflict with or distract me from, my employment by the Company. While employed by the Company, I will not undertake any planning for any outside business activity: (i) competitive with the work which I perform with the Company; or (ii) competitive with the profit unit of the Company for which I work.

34.    Termination; Return of Materials. I agree to promptly return all property of the Company, including, without limitation, (a) all source code, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials and all copies thereof, (b) all equipment furnished to or prepared by me in the course of or incident to my employment, and (c) all written or tangible materials containing Proprietary Information in my possession upon termination of my employment for any reason or at any other time at the Company’s request. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Company Invention. I understand that my obligations contained in this Agreement will survive the termination of my employment and I will continue to make all disclosures required of me by Section 4(c) above. In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule B hereto. I agree that after the termination of my employment, I will not enter into any agreement that conflicts with my obligations under this Agreement. The termination of any employment or other agreement between the Company and me shall not terminate this Agreement and each and all of the terms and conditions hereof shall survive and remain in full force and effect.

35.    Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under prevailing law governing the protection of trade secrets or other Intellectual Property Rights. In addition, I acknowledge that any breach by me of this Agreement would cause irreparable injury to the Company for which pecuniary compensation would not afford adequate relief and for which it would be extremely difficult to ascertain the amount of compensation which would afford adequate relief to the Company. Therefore, I agree that if I breach any provision of this Agreement, the Company shall be entitled to injunctive or other equitable relief to remedy any breach or prevent any threatened breach of this Agreement, without the necessity of posting bond or other security or proving it has sustained any actual damage. This remedy will be in addition to any other remedies available to the Company at law or in equity.

36.    Miscellaneous Provisions.

(a)    Assignment; Binding Effect. I acknowledge and agree that my performance is personal hereunder, and that I shall have no right to assign, delegate or otherwise transfer and shall not assign, delegate or otherwise transfer any rights or obligations under this Agreement. Any such assignment, delegation or other transfer shall be null and void. This Agreement may be assigned or transferred by the Company. Subject to the foregoing, this Agreement shall inure to the benefit of the Company and its affiliates, successors and assigns, and shall be binding on me and my heirs, executors, administrators, devisees, spouses, agents, legal representatives and successors in interest.

(b)    Waiver of Limitations. I waive the benefit of any statute of limitations affecting my liability under this Agreement or the enforcement of the Agreement to the full extent permitted by law.

(c)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of law rules.

(d)    Jurisdiction. The parties agree that any legal action or other legal proceeding, including any arbitration, relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced or held in the State of Texas (the “Forum”). Each Party to this Agreement (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of the Forum in connection with any such legal proceeding,

(ii) agrees that the Forum shall be deemed to be a convenient forum and the exclusive forum for resolution of any and all disputes relating to this Agreement; (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such legal proceeding commenced in any state or federal court located in the Forum, any claim that this Agreement is not to be construed or governed by the law of the internal laws of the State of Texas, that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (iv) agrees not to pursue any action arising out of or relating to this Agreement in any forum other than the Forum.

(e)    Severability. If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be unenforceable, such provision shall be enforced to the greatest extent permitted by law and the remainder of this Agreement shall remain in full force and effect.

(f)    Waivers. Delay or failure to exercise any right or remedy under this Agreement shall not constitute a waiver of such right or remedy. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

(g)    Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)    Further Assurances. The undersigned shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

(i)    Attorneys’ Fee. If any arbitration, litigation, or other legal proceeding occurs between the parties relating to this Agreement, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses (including attorneys’ fees) incurred in the proceeding and any appeal therefrom.

(j)    Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning of interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular and any gender shall include any other gender.

(k)    Entire Agreement; Amendment. This Agreement, including without limitation the Schedules and Exhibits hereto, constitutes the entire agreement between the Company and me with respect to the subject matter hereof and replaces and supersedes any prior or existing agreement entered into by me and the Company with respect to the subject matter hereof. This Agreement may not be modified or amended, in whole or in part, except by a writing signed by me and a duly authorized representative of the Company other than me. I agree that any subsequent change in my duties or compensation for employment will not affect the validity or scope of this Agreement.

[Remainder of Page Left Intentionally Blank]

IF YOU HAVE ANY QUESTIONS CONCERNING THIS AGREEMENT, YOU MAY WISH TO CONSULT AN ATTORNEY. MANAGERS, LEGAL COUNSEL AND OTHERS AT THE COMPANY ARE NOT AUTHORIZED TO GIVE YOU LEGAL ADVICE CONCERNING THIS AGREEMENT.

I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY. I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT THIS AGREEMENT IMPOSES UPON ME WITHOUT RESERVATION. I HAVE COMPLETELY NOTED ON SCHEDULE A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT. I HAVE ALSO NOTED ON SCHEDULE A TO THIS AGREEMENT ANY AGREEMENT OR RELATIONSHIP WITH OR COMMITMENT TO ANY OTHER PERSON OR ENTITY THAT CONFLICTS WITH MY OBLIGATIONS AS AN EMPLOYEE OF THE COMPANY. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.

Date:
Employee Name

Employee Signature

SCHEDULE A

EMPLOYEE DISCLOSURE

1.	EXCLUDED INVENTIONS

The following information is provided in accordance with Section 4 of the Employee Proprietary Information and Invention Assignment Agreement (“Agreement”) executed by me:

have made no Inventions prior to my employment with the Company that are owned by me (either alone or jointly with others) and I do not wish to exclude any Inventions from the scope of the Agreement.

The following is a complete and accurate list of all Inventions I have made, conceived, discovered or developed prior to my employment with the Company, that are owned by me (either alone or jointly with others), which I wish to exclude from the scope of the Agreement:

(Check here          if continued on additional attached sheets)

2.	FORMER AGREEMENTS

The following information is provided in accordance with Section 4(j) of the Agreement:

I am not party to any agreement or have any relationship with or commitment to any other person or entity regarding proprietary information or Inventions.

The following is a complete and accurate list of all agreements, relationships with or commitments to any other person or entity regarding proprietary information or Inventions. I have attached copies of any such agreements in my possession or, to the extent that I am prohibited from doing so due to confidentiality obligations, I have summarized the relevant terms thereof.

(Check here          if continued on additional attached sheets)

Date:
Employee Name

Employee Signature

SCHEDULE B

TERMINATION CERTIFICATE CONCERNING

PROPRIETARY INFORMATION AND COMPANY INVENTIONS

This document is to certify that I have returned all property of Molecular Templates, Inc., a Delaware corporation (the “Company”), including, without limitation, (a) all source code, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials and all copies thereof, (b) all equipment furnished to or prepared by me in the course of or incident to my employment, and (c) all written and tangible materials containing Proprietary Information in my possession.

I further certify that I have reviewed the Employee Proprietary Information and Invention Assignment Agreement (the “Agreement”) signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the disclosure of any Inventions made, conceived, discovered or developed by me (either alone or jointly with others) during my period of employment or after the termination of my employment if based on or using Proprietary Information or otherwise in connection with my activities as an employee of the Company, and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company. This certificate in no way limits my responsibilities or the Company’s rights under the Agreement.

On termination of my employment with the Company, I will be employed by                      in the position of                                         .

Date:
Employee Name

Employee Signature